Exhibit 10.4
SECOND AMENDED AND RESTATED INTERCREDITOR AND SUBORDINATION AGREEMENT

THIS SECOND AMENDED AND RESTATED INTERCREDITOR AND SUBORDINATION AGREEMENT (this "Agreement") is made as of January 21, 2005, by and between The Royal Bank of Scotland plc, as agent (in such capacity, and together with any successor in such capacity, the "Subordinated Agent") for each of the lenders that is signatory to, or which becomes a signatory to, the Subordinated Credit Agreement (as defined below) (collectively, the "Subordinated Lenders"), and Société Générale, as agent (in such capacity as agent, and together with any successor in such capacity, the "Senior Agent") for each of the lenders that is signatory to, or which becomes a signatory to the Senior Credit Agreement (as defined below) (collectively, the "Senior Lenders").

BRIGHAM EXPLORATION COMPANY, a Delaware corporation (the "Parent"). BRIGHAM OIL & GAS, L.P., a Delaware limited partnership ("BOG"), and BRIGHAM, INC., a Nevada corporation ("BI") are signatories hereto solely for the purpose of evidencing their acknowledgment and consent to the terms and conditions of this Agreement and their agreement to make payment of the Senior Indebtedness and Subordinated Indebtedness (as such terms are defined below) in accordance with Section 2.2 of this Agreement.

RECITALS

A.     BOG, as the borrower, the Senior Lenders and the Senior Agent are parties to that certain Third Amended and Restated Credit Agreement dated as of January 21, 2005 (such agreement, as the same may be from time to time amended, modified, supplemented, restated, refinanced or replaced, the "Senior Credit Agreement"), pursuant to which the Senior Lenders have made certain credit available to and on behalf of BOG.

B.     BOG has executed one or more Mortgages (as such term is defined in the Senior Credit Agreement) and delivered financing statements (such mortgages and financing statements, as the same may have heretofore been or may hereafter be from time to time amended, supplemented or replaced, the "Senior Mortgages") in favor of the Senior Agent to secure, inter alia, the obligations outstanding under the Senior Credit Agreement.

C.     Each of the Parent and BI has guaranteed the Obligations under the Senior Credit Agreement pursuant to Article VIII thereof (as the same may be from time to time further amended, supplemented or replaced, being referred to herein as the "Senior Guaranty Agreements"), in favor of the Senior Agent, for the benefit of the Senior Agent and the Senior Lenders.

D.     Each of the Parent, BI and BOG has executed a Second Amended and Restated Pledge Agreement dated as of January 21, 2005 (as the same may be from time to time further amended, supplemented or replaced, the "Senior Pledge Agreements") to secure, inter alia, the obligations of BOG under the Senior Credit Agreement and the obligations of the Parent and BI under their respective Senior Guaranty Agreements.

E.     Of even date herewith, BOG has entered into that certain Second Amended andRestated Subordinated Credit Agreement with the Subordinated Agent and the Subordinated Lenders (the "Subordinated Credit Agreement") pursuant to which the Subordinated Lenders will make loans to BOG, such advances to be evidenced by a promissory note executed and delivered by BOG in accordance with the Subordinated Credit Agreement (the "Subordinated Note").

F.     In connection with the execution and delivery of the Subordinated Credit Agreement, BOG has executed, or will execute, one or more Second Mortgages (as such term is defined in the Subordinated Credit Agreement) and delivered financing statements (as the same may be from time to time amended, modified, supplemented or replaced, the "Second Mortgages") in favor of the Subordinated Agent to secure, inter alia, the obligations outstanding under the Subordinated Loan Documents (as hereinafter defined).

G.     In connection with the execution and delivery of the Subordinated Credit Agreement, each of the Parent and BI has guaranteed the Obligations under the Subordinated Credit Agreement pursuant to Article VIII thereof (as the same may be from time to time further amended, supplemented or replaced, being referred to herein as the "Subordinated Guaranty Agreements"), in favor of the Subordinated Agent, for the benefit of the Subordinated Agent and the Subordinated Lenders.

H.     Each of the Parent, BI and BOG has executed a Second Amended and Restated Second Pledge Agreement dated as of January 21, 2005 (as the same may be from time to time further amended, supplemented or replaced, the "Second Pledge Agreements") to secure, inter alia, the obligations of BOG under the Subordinated Credit Agreement and the obligations of the Parent and BI under their respective Subordinated Guaranty Agreements.

I.     The Subordinated Credit Agreement, the Subordinated Note, the Second Mortgages, the Subordinated Guaranty Agreements, the Second Pledge Agreements, and those other documents or instruments now or hereafter given in connection therewith, and including those identified on Exhibit "A" attached hereto, as any of such documents or instruments may be amended, supplemented or replaced as permitted herein are collectively referred to herein as the "Subordinated Loan Documents".

M.     Therefore, (i) in order to comply with the terms and conditions of the Subordinated Credit Agreement, (ii) at the special insistence and request of the Senior Agent and the Senior Lenders, and (iii) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Subordinated Agent, for itself and on behalf of the Subordinated Lenders, the Senior Agent, for itself and on behalf of the Senior Lenders, and the Parent (for itself and on behalf of the other Credit Parties), BOG and BI agree as follows:

ARTICLE I
Definitions

Section 1.1    Terms Defined Above.   As used in this Agreement, the terms defined above shall have the meanings respectively assigned to them.

Section 1.2    Certain Definitions.   As used in this Agreement the following terms shall have the following meanings, unless the context otherwise requires:

"Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 20% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

"Credit Party" or "Credit Parties" means BOG, the Parent, BI and each other Guarantor (as defined in the Senior Credit Agreement).

"Hedging Agreement" shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction permitted by the terms of the Senior Credit Agreement, now or hereafter existing between BOG and any Senior Lender, or any of its Affiliates, successors or assigns (''Senior Hedge Party") entered into while such Senior Hedge Party is a Senior Lender or an Affiliate of a Senior Lender.

"Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledged, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

"Oil and Gas Properties" shall have the meaning attributed to such term in the Senior Credit Agreement.

"Payment Blockage Period" means the period commencing on (i) the date on which a default in the payment of any principal of or interest on the Senior Indebtedness occurs and expiring on the date on which such default is cured or waived as provided in Section 2.2(a)(iii)(A) or (ii) the date on which a Payment Blockage Notice (as defined below) is given by the Senior Agent or any Senior Lender, and expiring on the date which is 60 days following the first day of the Payment Blockage Period.

"Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

"Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Senior Creditor" shall mean any of the Senior Agent, any Senior Lender or any Senior Hedge Party.

"Senior Indebtedness" shall mean the principal balance of all loans from time to time advanced to or letters of credit issued for the account of BOG pursuant to the terms and conditions of the Senior Loan Documents, and accrued but unpaid interest thereon, all fees, expenses, reimbursement obligations, liabilities, indemnities or other monetary obligations of any Credit Party under any Senior Loan Document, and all swap settlement amounts or other amounts due and payable under any Hedging Agreements with a Senior Hedge Party, whether any of the foregoing is (i) absolute or contingent, direct or indirect, joint, several or independent, (ii) now outstanding or owing or which may hereafter be existing or incurred, (iii) due or to become due, or (iv) held or to be held by any Senior Creditor, and all renewals, extensions, rearrangements, refundings and modifications thereof permitted by the terms hereof.

"Subordinated Indebtedness" shall mean the principal balance of all loans from time to time advanced to BOG and/or rearranged pursuant to the terms and conditions of the Subordinated Loan Documents, and accrued but unpaid interest thereon, and all fees, expenses, reimbursement obligations, liabilities, indemnities or other monetary obligations of any Credit Party under any Subordinated Loan Document, whether any of the foregoing is (i) absolute or contingent, direct or indirect, joint, several or independent, (ii) now outstanding or owing or which may hereafter be existing or incurred, (iii) due or to become due, or (iv) held or to be held by the Subordinated Agent or any Subordinated Lender, and all renewals, extensions, rearrangements, refundings and modifications thereof permitted by the terms hereof.

ARTICLE II
Subordination

Section 2.1   Agreement to Subordinate. The payment of any and all Subordinated Indebtedness and the Subordinated Loan Documents is expressly subordinated to the extent and in the manner set forth in Sections 2.2 through 2.8 hereof to the Senior Indebtedness and the Senior Loan Documents.

Section 2.2	Payment Subordination upon Default.

(a)       The Subordinated Agent (for itself and on behalf of the Subordinated Lenders) agrees, that:

(i)     the Subordinated Indebtedness is subordinate in right of payment, to the extent and in the manner provided in this Agreement, to the prior payment in full of all Senior Indebtedness (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed);

(ii)     no Credit Party or any of its Subsidiaries may make any payment (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) upon or in respect of the Subordinated Indebtedness, until all principal and other obligations with respect to the Senior Indebtedness have been paid in full, if:

(A)    a default in the payment of any principal of or interest on the Senior Indebtedness occurs; or

(B)    the payment of the Subordinated Indebtedness would result in a default or event of default under the Senior Loan Documents or any other default has occurred and is continuing with respect to the Senior Indebtedness that permits, or with the giving of notice or passage of time or both (unless cured or waived) would permit, any Senior Creditor to accelerate its maturity and the Subordinated Agent receives a notice of the default (a "Payment Blockage Notice") from any Credit Party or any Senior Creditor with regard to the foregoing;

(iii)    the Credit Parties may resume payments on and distributions in respect of the Subordinated Indebtedness upon:

(A)    in the case of a default referred to in Section 2.2(a)(ii)(A), the date upon which the default is cured or waived; or

(B)    in the case of a default referred to in Section 2.2(a)(ii)(B), the earliest of (1) the date on which such nonpayment default or event of default is cured or waived or (2) the expiration of the applicable Payment Blockage Period unless the maturity of the Senior Indebtedness has been accelerated; and

(iv)    upon any payment or distribution of property or securities to creditors of any Credit Party in a liquidation or dissolution of such person or its property, or in an assignment for the benefit of creditors or any marshaling of its assets and liabilities:

(A)    the Senior Creditors shall be entitled to receive payment in full of all Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the Senior Loan Documents, whether or not a claim for such interest would be allowed in such proceeding) before the Subordinated Agent or any Subordinated Lender shall be entitled to receive any payment with respect to the Subordinated Indebtedness;

(B)    until the Senior Indebtedness is paid in full, any payment or distribution to which the Subordinated Agent or any Subordinated Lender would be entitled shall be made to the Senior Agent for its benefit and the benefit of the Senior Creditors; and

(C)    under the circumstances described in this clause (iv), any Credit Party, or any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making any payment or distribution of cash or other property or securities is authorized or instructed to make any payment or distribution to which the Subordinated Agent or any Subordinated Lender would otherwise be entitled (other than securities that are subordinated at least to the same extent as the Subordinated Indebtedness) directly to the Senior Agent for its benefit and the benefit of the Senior Creditors to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment, distribution or provision thereof to or for any Senior Creditor.

(b)       The Senior Agent and the Senior Lenders shall have the right, in their sole and absolute discretion, to waive the conditions of Section 2.2(a) prohibiting the payment of the Subordinated Indebtedness whether in an enforcement action brought by the Senior Agent or any Senior Lender on the Senior Indebtedness or otherwise.

(c)       The foregoing provisions of Section 2.2 shall not impair or prohibit the rights of any Subordinated Lender to receive payments in the form of equity securities or additional subordinated debt that is subordinated to the Senior Indebtedness in accordance with the terms of this Agreement. Nothing in this Agreement shall Limit or restrict the accrual or charging of default interest on any of the Subordinated Indebtedness not paid when due. In addition, the foregoing provisions of this Section 2.2 shall not prevent the Subordinated Agent or any Subordinated Lender from exercising its available remedies upon a default or event of default under the Subordinated Loan Documents, subject to (y) the rights of the Senior Creditors to receive distributions and payments otherwise payable to the Subordinated Lenders, and (z) the expiration of any then applicable Payment Blockage Period.

Section 2.3	Payments Received or Made in Violation of this Agreement.

(a)       In the event the Subordinated Agent or any Subordinated Lender shall receive any payment or distribution on account of the Subordinated Indebtedness which it is not entitled to receive under the provisions of Section 2.2. the Subordinated Agent or such Subordinated Lender will hold any amount so received in trust for the Senior Creditors and will forthwith turn over such payment to the Senior Agent in the form received by it (together with any necessary endorsement) to be applied to the Senior Indebtedness. In the event of any failure by the Subordinated Agent or any Subordinated Lender to make any such endorsement, the Senior Agent is hereby irrevocably authorized and granted a power of attorney (which is irrevocable and coupled with interest) to make the same.

(b)       If any Credit Party shall become aware that a "Default" or an "Event of Default" has occurred under the Senior Credit Agreement then such Person shall give the Senior Agent, the other Senior Creditors and the Subordinated Agent prompt written notice thereof.

(c)       This Agreement defines the relative rights of the Senior Agent and the other Senior Creditors and the Subordinated Agent and the Subordinated Lenders. Nothing in this Agreement shall: (i) impair, as between or among any of the Credit Parties, the Subordinated Agent and the Subordinated Lenders, the obligations of any of the Credit Parties, which are absolute and unconditional, to pay the Subordinated Indebtedness in accordance with the terms of the Subordinated Loan Documents, or (ii) prevent the Subordinated Agent or any Subordinated Lender from exercising its available remedies while no Payment Blockage Period exists.

Section 2.4	Liens Subordinate.

(a)       Any Liens upon the Property of any Credit Party securing payments of the Subordinated Indebtedness are and shall be and remain inferior and subordinated to any Liens securing payments of the Senior Indebtedness in such Property regardless of whether such encumbrances in favor of the Subordinated Agent or any Subordinated Lender or the Senior Agent or any other Senior Creditor presently exist or are hereafter created or attached and regardless of the date of execution and delivery or the date of filing or recording. Any obligation of any Credit Party under the Subordinated Loan Documents to deliver possession of any Property to the Subordinated Agent or any Subordinated Lender, whether for purposes of perfection or realization of any rights thereunder shall be subordinate in all respects to any Credit Party's obligation to deliver possession of any such Property to the Senior Agent or any other Senior Creditor under the Senior Loan Documents for such purposes.

(b)       The Subordinated Agent (for itself and on behalf of the Subordinated Lenders) covenants and agrees not to contest or dispute, whether in any proceeding or otherwise, the validity, enforceability, attachment, priority or perfected status of any Lien granted in favor of the Senior Agent or any other Senior Creditor or take any steps or actions, including the institution of any proceedings, to enjoin or restrain the Senior Agent or any other Senior Creditor from the exercise of the remedies afforded them under the Senior Loan Documents or applicable law in and to any of the Senior Lender Collateral.

Section 2.5	Agreement Not to Pursue Action.

(a)           Following the commencement of any Payment Blockage Period, the Subordinated Agent and each Subordinated Lender covenants that it will not, until the earlier of the date (1) of expiration of the applicable Payment Blockage Period, (2) the Senior Indebtedness is paid in full or the event which gave rise to the Payment Blockage Period is cured or waived, (3) there occurs an event which would cause an automatic acceleration of the Subordinated Indebtedness under Section 7.0l(e) of the Subordinated Credit Agreement, or (4) the Senior Indebtedness is accelerated and the Senior Agent or any Senior Lender takes any action to enforce any of their respective rights under the Senior Loan Documents, do any of the following unless the Senior Agent or any other Senior Lender shall also join in such action or commence a similar action: (i) commence any action or proceeding against any Credit Party to recover all or any part of the Subordinated Indebtedness or join with any other creditor in bringing any proceedings against such Person under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute of the Federal or any state government, (ii) accelerate the maturity of any Subordinated Indebtedness, or (iii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding to enforce any Lien, collateral right, judgment or other encumbrances on any Property of any Credit Party held by the Subordinated Agent or any Subordinated Lender, or to take possession of any such Property; provided the foregoing will not prohibit (A) such presentment as may be necessary to prevent the discharge of any liable parties on any instrument, (B) the filing of claims or notices to prevent the running of any applicable statute of limitations, or (C) similar actions necessary to preserve the legal rights of any Subordinated Lender or the Subordinated Agent.

(b)      Notwithstanding anything contained in this Agreement to the contrary, the Subordinated Agent and the Subordinated Lenders shall not be prohibited at any time, whether during a Payment Blockage Period or otherwise, from delivering any notice of default to any Credit Party, and the existence of any Payment Blockage Period shall not prevent, abate or delay the running of any applicable cure period under the Subordinated Loan Documents following any default or notice of any default under the Subordinated Loan Documents.

(c)      The Senior Lenders and the Senior Agent may enforce no more than two (2) Payment Blockage Periods during any 365 day period.

Section 2.6.   Rights of the Senior Agent and the Senior Lenders.   The Senior Agent and the Senior Lenders may, at any time, and from time to time, without the consent of or notice to the Subordinated Agent or any Subordinated Lender, without incurring responsibility to the Subordinated Agent and/or any Subordinated Lender, without impairing or releasing any of the Senior Agent's or any Senior Lender's rights or any of the obligations of the Subordinated Agent and the Subordinated Lenders under this Agreement:

(a)    change the amount, manner, place or terms of payment, or change or extend for any period the time of payment of, or renew, increase or otherwise alter the Senior Indebtedness or any Senior Loan Document or any other instrument or agreement now or hereafter executed or evidencing any of the Senior Indebtedness in any manner, or enter into or amend in any manner any other agreement relating to the Senior Indebtedness, except as follows:

(i)     to increase any rate of interest except with respect to imposing the default rate as provided for in the Senior Credit Agreement on the date hereof; or

(ii)    to further restrict (beyond those restrictions in the Senior Credit Agreement as in effect on the date hereof) any payment of dividends or similar distributions by any subsidiary of the Parent to the Parent or the granting of any Lien or other security interest securing payment of the Subordinated Indebtedness or any guarantees of the Subordinated Indebtedness; or

(iii)    to restrict any payments of the Subordinated Indebtedness except as provided in Section 2.2 above;

(b)               sell, exchange, release or otherwise deal with all or any part of any Property by whomsoever at any time pledged or mortgaged to secure, howsoever securing, the Senior Indebtedness;

(c)                release any Person liable in any manner for payment or collection of the Senior Indebtedness;

(d)               exercise or refrain from exercising any rights against any Credit Party or others, including the Subordinated Agent and the Subordinated Lenders; and

(e)            apply any sums received by any Senior Creditor, paid by any Person and however realized, to payment of the Senior Indebtedness in such a manner as the Senior Agent or any other Senior Creditor, in their sole discretion, may deem appropriate.

Section 2.7               Subordination May Not Be Impaired by the Parent, BOG or any Credit Parties. No right of any present or future Senior Creditor to enforce the subordination as provided in this Agreement will at any time or in any way be prejudiced or impaired by any act or failure to act on the part of any Credit Party or by any act or failure to act, in good faith, by the Senior Agent or any other Senior Creditor, or by any noncompliance by any Credit Party with the terms of any Subordinated Loan Document, regardless of any knowledge thereof that the Senior Agent or any other Senior Creditor may have or otherwise be charged with. The provisions of this Section 2.7 are intended to be for the benefit of, and shall be enforceable directly by, any Senior Creditor.

Section 2.8.              Authorization to File Proof of Claim. If the Subordinated Agent or any Subordinated Lender does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 2.2(a)(iv) hereof at least 30 days before the expiration of the time to file such claim, the Senior Agent is hereby authorized to file an appropriate claim for and on behalf of the Subordinated Agent and the Subordinated Lenders.

ARTICLE III
Representations, Warranties and Covenant

Section 3.1.                Representations of Subordinated Agent. The Subordinated Agent represents and warrants that:

(a)                neither the execution nor delivery of this Agreement nor fulfillment of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which it is now subject;

(b)                it has all requisite authority (for itself and as agent acting on behalf of the Subordinated Lenders) to execute, deliver and perform its obligations under this Agreement; and

(c)                this Agreement constitutes the legal, valid, and binding obligation of the Senior Agent and the Subordinated Agent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws and general principles of equity.

Section 3.2.            Representations of Senior Agent. The Senior Agent represents and warrants that:

(a)            neither the execution nor delivery of this Agreement nor fulfillment of or compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any of the Senior Loan Documents or any other agreement or instrument to which it is now subject;

(b)            it has all requisite authority for itself and as agent acting on behalf of the Senior Lenders to execute, deliver and perform its and the Senior Lenders' obligations under this Agreement; and

(c)            this Agreement constitutes the legal, valid, and binding obligation of the Senior Agent, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws and general principles of equity.

Section 3.3            Subordinated Agent, Subordinated Lender Covenants. The Subordinated Agent (for itself and on behalf of each Subordinated Lender) covenants that so long as any of the Senior Indebtedness remains outstanding and until the termination of the "Commitments" (as defined in the Senior Credit Agreement), it will:

(a)            cause any note, debenture, or instrument evidencing or securing the Subordinated Indebtedness to contain a statement or legend to the effect that such note, debenture, of other instrument is subordinated to the Senior Indebtedness in the manner and to the extent set forth in this Agreement;

(b)            not assign or transfer to others the Subordinated Indebtedness or any claim it has or may have against any Credit Party as long as any of the Senior Indebtedness remains outstanding, unless such assignment or transfer is expressly made subject to this Agreement;

(c)            not amend, supplement or otherwise modify the terms of the Subordinated Indebtedness, (including, without limitation, the Subordinated Loan Documents) without the express written consent of the Senior Agent, which consent will not be unreasonably withheld, which has the effect of (i) increasing the outstanding principal amount of the Subordinated Indebtedness above $20,000,000, and (ii) increasing the rate of interest or any fees charged on the Subordinated Indebtedness.

(d)            not ask for, sue for, take, or demand any payment on such indebtedness, except as permitted hereby; and

(e)            execute any and all other instruments necessary as reasonably required by the Senior Agent or the Senior Lenders to effect the subordinations intended hereby.

ARTICLE IV
Miscellaneous

Section 4.1            Acceptance by the Senior Creditors. The foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each Senior Creditor, whether such Senior Creditor's Senior Indebtedness is created or acquired before or after the issuance of Subordinated Indebtedness, to acquire and hold, or continue to hold, such Senior Indebtedness and each such Senior Creditor shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness. Notice of acceptance of this Agreement is waived, acceptance on the part of the Senior Creditors being conclusively presumed by their request for this Agreement and delivery of the same to them.

Section 4.2            Assignment by any Senior Creditor. This Agreement may be assigned by any Senior Creditor in connection with any assignment or transfer of the Senior Indebtedness or any replacement or refinancing of the Senior Loan Documents.

Section 4.3            Notice. All notices and other communications provided for herein shall be given or made by telecopy, courier or U.S. Mail or in writing and telecopied, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or at such other address as shall be designated by such party in a notice to each other party; and in the case of any Senior Creditor in care of the Senior Agent at the following address:

Société Générale, as Agent
560 Lexington Avenue
New York, New York 10022
Telecopier No.: (212) 278-5525
Telephone No.: (212) 278-6765
Attention: Nadira Tiwari

or at such other address as shall be designated by the Senior Agent in a notice to each other parry. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, five (5) days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

Section 4.4           Amendments and Waivers. The Senior Agent's, the Subordinated Agent's, any other Senior Creditor's or any Subordinated Lender's acceptance of partial or delinquent payments or any forbearance, failure or delay by any of the foregoing in exercising any right, power or remedy hereunder shall not be deemed a waiver of any obligation of any Credit Party or any Senior Creditor, Subordinated Agent or any Subordinated Lender, or of any right, power or remedy of any Senior Creditor, the Subordinated Agent or any Subordinated Lender; and no partial exercise of any right, power or remedy shall preclude any other or further exercise thereof. The Subordinated Agent and the Subordinated Lenders hereby agree that if the Senior Agent or any Senior Lender agrees to a waiver of any provision hereunder, or an exchange of or release of collateral, or the addition or release of any Person as a Credit Party, any such action shall not constitute a waiver of any of the Senior Creditor's other rights or of the Subordinated Agent's or any Subordinated Lender's obligations hereunder. This Agreement may be amended only by an instrument in writing executed jointly by the Subordinated Agent and the Senior Agent and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

Section 4.5            Parties to the Agreement. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Subordinated Agent, the Subordinated Lenders and the Senior Creditors, and are solely for the benefit of the Senior Creditors, the Subordinated Agent and the Subordinated Lenders (including their respective assignees and successors) and may not be relied upon or enforced by any other Person except as otherwise provided in Section 4.11 below. Each Credit Party has joined herein solely for the purpose of evidencing its acknowledgment and consent to the terms and conditions of this Agreement and their agreement to make payments of the Senior Indebtedness and Subordinated Indebtedness in accordance with the terms of Section 2.2. The Parent shall cause any Person that becomes a Credit Party after the date hereof to execute and deliver a joinder to this Agreement (a "Joinder Agreement") and shall promptly deliver to the Senior Agent and the Subordinated Agent an original executed copy of such Joinder Agreement, together with evidence of corporate authority to enter into and such legal opinions in relation to such Joinder Agreement as the Senior Agent or Subordinated Agent may reasonably request.

Section 4.6            Reinstatement. To the extent that any payments on the Senior Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by any Senior Creditor to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, obligations hereunder with respect to the Senior Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Senior Creditors' Liens, interests, rights, powers and remedies under the Senior Loan Documents and this Agreement shall continue in full force and effect. In such event, each Senior Loan Document and this Agreement shall be automatically reinstated and the Credit Parties, the Subordinated Agent and the Subordinated Lenders shall take such action as may be reasonably requested by the Senior Creditors to effect such reinstatement. Any Senior Creditor which has assigned its rights hereunder shall continue to be entitled to the benefits of this Section notwithstanding such assignment.

Section 4.7            Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.8            ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE SENIOR AGENT AND THE SENIOR CREDITORS, THE SUBORDINATED AGENT AND THE SUBORDINATED LENDERS AND SUPERSEDES ALL OTHER AGREEMENTS AND UNDERSTANDINGS BETWEEN SUCH PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 4.9            References and Title. All references in this Agreement to articles, sections, subsections and other subdivisions refer to the articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

Section 4.10           Severability. All rights, remedies and powers provided herein may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law; and all the provisions hereof are intended (a) to be subject to all applicable mandatory provisions of law which, may be controlling and (b) to be limited to the extent necessary so that they will not render this Agreement invalid under the provisions of any applicable law. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law and the parties agree to promptly meet and negotiate in good faith to establish new arrangements which have the effect of preserving the economic and commercial benefits established by this Agreement.

Section 4.11           Subrogation. Subject to the terms of Section 4.6, after all Senior Indebtedness is paid in full and until the Subordinated Indebtedness has been paid in full, the Subordinated Lender shall be subrogated to the rights of the Senior Creditors to receive distributions and payments applicable to the Senior Indebtedness to the extent that distributions and payments otherwise payable to the Subordinated Lenders have been applied to the payment of Senior Indebtedness. A payment or distribution made under this Agreement to any Senior Creditor that otherwise would have been made to the Subordinated Agent or any Subordinated Lender is not, as between or among any of the Credit Parties and the Subordinated Agent and Subordinated Lenders, a payment on the Subordinated Indebtedness.

Section 4.10           Hedging Agreements. Notwithstanding anything to the contrary herein, no Senior Hedge Party shall have any voting rights under this Agreement as a result of the existence of obligations owed to it under any such Hedging Agreements.

Section 4.11          Conflicts between the Senior Loan Documents and the Subordinated Loan Documents. Notwithstanding the terms and conditions of the Subordinated Loan Documents, whenever any Credit Party is required to take a specific action under the Senior Loan Documents with respect to particular Collateral and is at tie same time required to take a different and conflicting action under the Subordinated Loan Documents with respect to the same Collateral and it is not possible to take both actions, then the Credit Party will take the action required under the Senior Loan Documents rather than the action required under the Subordinated Loan Documents (unless the Senior Agent and the Subordinated Agent both instruct the Credit Party to take the action required under the Subordinated Loan Documents). No Credit Party shall be deemed in default under the Subordinated Loan Documents as a result of complying with this Section 4.11, and each of the Credit Parties is an express third-party beneficiary of this Section 4.11.

WITNESS THE EXECUTION HEREOF, as of this the 21st day of January, 2005.

SENIOR AGENT:

SOCIÉTÉ GÉNÉRALÉ,
as the Senior Agent and the Collateral Agent

By:	/s/ Graeme Bullen
Graeme Bullen
Vice President

SUBORDINATED AGENT:

THE ROYAL BANK OF SCOTLAND plc,
as the Subordinated Agent,

By:	/s/ Phillip Ballard
Phillip Ballard
Senior Vice President

Address for the Subordinated Agent
and Subordinated Lender:

101 Park Avenue
New York, New York 10178
Attention: Sheila Shaw
Fax: (212) 401-1494
Phone: (212) 401-1406

with a copy to:

Phillip Ballard, Senior Vice President
600 Travis Street, Suite 6500
Houston, Texas 77002
Phone: (713) 221-2418
Fax: (713) 221-2430

BRIGHAM EXPLORATION COMPANY, a Delaware corporation

By:	/s/ Eugene B. Shepard, Jr.
Eugene B. Shepard, Jr.
Executive Vice President and Chief Financial Officer

BRIGHAM OIL & GAS, L.P., a Delaware limited partnership

By:	Brigham, Inc., its General Partner

By:	/s/ Eugene B. Shepard, Jr.
Eugene B. Shepard, Jr.
Executive Vice President and Chief Financial Officer

BRIGHAM, INC., a Nevada corporation

By:	/s/ Eugene B. Shepard, Jr.
Eugene B. Shepard, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT A

Subordinated Loan Documents

1.	The Subordinated Credit Agreement.

2.	Subordinated Note in the aggregate face amount of $20,000,000 issued by BOG in favor of the Subordinated Lender.

3.
Second Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement agreements dated as of March 21, 2003 and thereafter executed by BOG in favor of the Subordinated Agent, for the benefit of the Subordinated Agent and the Subordinated Lenders, as amended by the First Amendment to Second Mortgage, Deed of Trust, Assignment of Production, Security Agreement and Financing Statement dated as of January__, 2005.

4.
Second Amended and Restated Second Pledge Agreement dated as of January 21, 2005 executed by the Parent in favor of the Subordinated Agent for the benefit of the Subordinated Agent and the Subordinated Lenders.

5.
Second Amended and Restated Second Pledge Agreement dated as of January 21, 2005 executed by BI in favor of the Subordinated Agent for the benefit of the Subordinated Agent and the Subordinated Lenders.

6.	Financing Statements in connection with any of the items above.

7.
Any guaranty agreements, pledges, security agreements or financing statements that may hereafter be executed by any subsidiaries of the Parent in favor of the Subordinated Agent or any Subordinated Lender.